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                         Transkaryotic Therapies, Inc.

                                   Exhibit 11


                                                                 Three Months Ended
                                                          March 31, 1997     March 31, 1996
                                                          --------------     --------------
Weighted average common shares outstanding                  16,640,887         5,197,072

Effect of preferred stock - assumed converted
   at date of issuance                                              --         5,776,819

Weighted average common stock equivalent shares
   resulting from stock options and warrants                        --                --

Effect of common and common stock equivalent
   shares issued by the Company during the twelve
   month period immediately preceding the Company's
   initial public offering in October 1996 (using the
    treasury stock method)                                          --         3,281,412
                                                           -----------       -----------
Shares used to compute net loss per share                   16,640,887        14,255,303
                                                           ===========       ===========
Net loss                                                  ($ 3,793,455)     ($ 1,369,623)
                                                           ===========       ===========
Net loss per share (pro forma in 1996)                        ($  0.23)         ($  0.10)
                                                           ===========       ===========
